EXHIBIT 99.1

Camco Financial Announces Its Goodwill Impairment and Its Provision for Loan and Lease Losses

CAMBRIDGE, Ohio, Jan. 13, 2009 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the parent company of Advantage Bank, today announced that it expects to record a $10.6 million provision for loan and lease losses and a $6.7 million impairment charge relating to goodwill in the fourth quarter of 2008.

The provision for loan and lease losses is expected to be approximately $10.6 million for the fourth quarter 2008. The additional provision is related to increased unemployment levels and declining economic conditions in recent months which have led to decreasing credit quality of our loan portfolio.

Nonperforming loans at December 31, 2008 are expected to be approximately $52.1 million, or 2.34% of total loans, with the allowance for loan and lease losses as a percent of nonperforming loans expected to be approximately 34.0%. Loan workouts and the resolution of problem credits are taking longer than previously experienced and when combined with the weakening economy have resulted in nonperforming loans increasing at a faster pace than historical levels.

Jim Huston, Camco Financial Corporation's President and Chief Executive Officer commented, "We believe increasing the loan loss reserve is the appropriate action at this time in order to manage our credit risk and to protect the company in this difficult economic environment. With depreciating real estate values and the prospects of higher unemployment consumers and businesses are being placed under increasing stress. Along with these economic factors it is taking longer to resolve problem credits as we continue to be conscientious in the management of our asset resolution activities."

The impairment of goodwill is reflective of the above issues relating to asset quality and the declining stock markets during the past 12 months, which have affected our trading price. As previously disclosed on May 7, 2008, Camco signed a definitive agreement with First Place Financial Corp. for the merger of Camco into First Place. In connection with the merger agreement, Camco received a third party opinion to the effect that as of May 7, 2008, the merger consideration to be paid to stockholders in connection with the merger was fair to stockholders, from a financial point of view. At that time the value of the transaction exceeded the carrying amount of goodwill on Camco's financial statements, therefore, the goodwill was not impaired.

On November 28, 2008, Camco and First Place terminated the merger agreement. After the termination of the merger, Camco conducted an independent assessment for impairment of goodwill in accordance with Statement of Financial Accounting Standards (FAS) No. 142, Goodwill and Other Intangible Assets. The evaluation concluded that the goodwill was impaired and that $6.7 million of goodwill should be written off. The goodwill adjustment will be reported for the fourth quarter of 2008. This expense is not a taxable event and will not be tax affected.

While we realize the significance of the goodwill impairment, we want to point out that the write off of our goodwill does not affect:

  * Cash of the corporation
  * Cash earnings of the corporation
  * Shareholder dividends
  * Regulatory capital of the bank and the corporation

"Although these write downs are extensive, we move forward with greater focus on our collection efforts. As the market continues to be volatile and challenging with continued downturn in the housing market we are acting aggressively to address the issues and manage our problem loans," stated Mr. Huston.

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco may be found on Camco's web site: www.advantagebank.com

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT:  Camco Financial Corporation
          James E. Huston
          740-435-2020
          camco@advantagebank.com